STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF GLOBAL WIRELESS SATELLITE NETWORKS (USA), INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The Certificate of Incorporation of Global Wireless Satellite Networks (USA), Inc. is amended by changed the First Article thereof so that, as amended, said Article shall be and read as follows:

"The name of the corporation is Australian Agricultural and Property Development Corporation."

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given majority written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of November, 2004.

By: /s/ Harry Chauhan
Title: President
Name: Harry Chauhan

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:35 PM 11/29/2004
FILED 04:35 PM 11/29/2004
SRV 040854681 - 3188690 FILE